Exhibit 99.1

NEWS RELEASE	950 Echo Lane, Suite 100 Houston, TX 77024

AT GROUP 1:	President and CEO Senior Vice President and CFO Manager, Investor Relations	Earl J. Hesterberg John C. Rickel Kim Paper Canning	(713) 647-5700 (713) 647-5700 (713) 647-5700

AT Fleishman-Hillard:	Investors	John O. Ambler	(713) 513-9513

AT Pierpont Communications:	Media	Clint L. Woods	(713) 627-2223

FOR IMMEDIATE RELEASE
WEDNESDAY, FEB. 21, 2007
GROUP 1 AUTOMOTIVE REPORTS 25 PERCENT INCREASE IN
2006 FULL-YEAR EARNINGS PER SHARE
2007 Full-Year Guidance Reaffirmed
HOUSTON, Feb. 21, 2007 — Group 1 Automotive, Inc. (NYSE: GPI), a Fortune 500 automotive retailer, today reported net income for the fourth quarter ended Dec. 31, 2006, of $14.8 million, or $0.61 earnings per diluted share. These results include a non-cash, after-tax charge of $1.5 million, or $0.06 per diluted share, related to fixed asset write-offs associated with a domestic disposal as well as franchise rights impairment charges. Excluding this charge, net income was $16.3 million, or $0.67 diluted earnings per share, for the fourth-quarter period. This compares with net income of $16.2 million, or $0.66 per diluted share, in the fourth quarter of 2005. The 2005 results were positively impacted by adjustments to deferred tax items for certain assets and liabilities of $0.08 per diluted share, offset by asset impairment charges of $0.07 per diluted share.
Fourth-quarter total revenues increased 5.7 percent to $1.5 billion from the previous-year quarter. New vehicle revenues grew 7.6 percent on an 8.2 percent unit sales increase; parts and service revenues were 4.6 percent higher; and finance and insurance revenues increased 9.6 percent. Used vehicle retail revenues increased 2.8 percent on a unit sales increase of 1.4 percent, while used vehicle wholesale revenues declined 4.6 percent on 1 percent higher unit sales.
Gross margin decreased 20 basis points to 15.6 percent with slight declines in all segments except total used vehicle margin that remained steady at 9.1 percent.
Group 1 noted that within its domestic stores, overall Ford sales declined significantly, particularly in December when the company experienced a 36 percent decline in F-Series truck sales. In California, the company experienced a slowing across all brands as market conditions softened in that region. The sudden decrease in sales and gross profit resulting from these market issues increased SG&A as a percent of gross profit to 80.3 percent for the fourth quarter, down 10 basis points from the same period a year ago, but up from the 75.5 percent for the first nine months of 2006.
In connection with its annual assessment of goodwill and indefinite-lived intangible assets, the company determined that the fair value of two of its domestic franchises no longer supported the carrying value associated with them. As a result, the company recorded a non-cash, pretax charge of $1.4 million, which equates to $0.9 million after tax or $0.04 per diluted share. The company determined the impairment charge in accordance with Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets.” In addition, Group 1 previously announced that it determined that the fair market value of one of its

Group 1 Automotive, Inc.
Atlanta Ford dealerships no longer supported the carrying value of certain other long-lived assets associated with it. As a result, the company recorded a non-cash, pretax charge of $0.8 million, which equates to $0.5 million after tax, or $0.02 per diluted share in the fourth quarter 2006. The company determined the impairment charge in accordance with Statement of Financial Accounting Standards (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” The charge recorded by the company reflects its estimate of the fair value of the store’s fixed assets. These charges were excluded from the 2006 full-year guidance announced Oct. 31, 2006.
Income from operations increased 5.7 percent to $39.2 million in the fourth quarter. Operating margin was equal to the same period last year at 2.6 percent.
On a same-store basis, total gross margin was flat at 15.7 percent year over year. SG&A expenses decreased 2.2 percent, but increased 60 basis points to 80.7 percent as a percent of gross profit, as the decline in gross profit outpaced expense reductions in the quarter.
Total floorplan interest expense expanded 17.4 percent to $11.7 million, reflecting the higher year-over-year weighted average interest rates. Partially offsetting the higher rates was an $18.9 million decrease in weighted average floorplan borrowings. Other interest expense also increased $1.5 million, or 37.5 percent, primarily due to a $255.8 million increase in weighted average borrowings outstanding in the period, reflecting the issuance of the 2.25 percent convertible notes in June.
Full-Year Results
On a full-year basis, net income was up 25.8 percent to $88.4 million, or $3.62 per diluted share, compared with $70.3 million, or $2.90 per diluted share, before cumulative effect of a change in accounting principle in 2005. Excluding the fixed asset write-offs associated with a domestic disposal as well as franchise rights impairment charges, net income was $89.8 million, or $3.68 per diluted share, which is within the previously provided guidance range of $3.65 to $3.75.
Group 1 realized a 1.9 percent increase to $6.1 billion in total revenues and a 30 basis-point increase in gross margin to 15.9 percent, primarily driven by the 60 basis-point improvement in total used vehicle margin. SG&A declined 280 basis points as a percent of gross profit to 76.7 percent over the prior year.
Same-store results reflected a 1 percent decline in total revenues year over year, primarily explained by lower used vehicle wholesale revenues. Total gross margin improved 40 basis points to 16 percent, primarily driven by a 70 basis-point increase in total used vehicle margin. Total used vehicle gross profit increased 10.6 percent to $1,246 per unit. SG&A as a percent of gross profit was reduced 110 basis points to 77.3 percent.
“Our full-year results demonstrate the effectiveness of the strategic initiatives we began implementing at the start of 2006,” said Earl J. Hesterberg, Group 1’s president and chief executive officer. “The focus placed on our used vehicle business was rewarded with margin improvements on both a consolidated and same-store basis. Management will continue to focus on the used vehicle business while implementing new initiatives surrounding our parts and service business and purchasing efforts.”
Acquisition and Disposition Recap
Group 1 expanded its import and luxury offerings by acquiring 14 import and luxury franchises in 2006 with total estimated aggregate annual revenues of $728.1 million. The company also acquired one domestic franchise, in association with a divestiture, with estimated annual revenues of $4.0 million.

Group 1 Automotive, Inc.
In 2007, Group 1 previously announced the acquisition of the Baron Automotive Group in Kansas City, Kan. The acquisition of the two dealerships is expected to generate approximately $123.1 million in estimated annual revenues.
Group 1 has targeted acquiring franchises with a total of $600 million in estimated annual revenues in 2007. The company will focus on import and luxury brands outside of Texas and Oklahoma with a goal of having its import and luxury offerings account for at least 75 percent of its new vehicle unit sales by year end.
In conjunction with Group 1’s strategy to dispose of its underperforming dealerships, the company divested of eight domestic and five import franchises with trailing twelve-month revenues of $197.8 million in 2006.
In 2007, the company previously announced that it disposed of one Chrysler and two Ford stores with total revenues of $49.3 million.
Group 1 will continue to evaluate its dealership portfolio and dispose of underperforming stores. The company anticipates incurring approximately $5 million to $10 million in associated disposition charges, which includes costs associated with disposition actions previously announced in 2007.
2007 Full-Year Guidance Reaffirmed
Group 1 reaffirmed its 2007 full-year guidance of $4.00 to $4.25 per diluted share based on its outlook and the following assumptions:
•	Industry seasonally adjusted annual sales rate (SAAR) of 16.3 million vehicles.

•	Flat interest rates throughout 2007.

•	Tax rate of 38 percent.

•	Estimated average diluted shares outstanding of 24.5 million.

•	Guidance excludes the impact of future acquisitions, and dispositions with related exit charges estimated at $5 million to $10 million.
Fourth-Quarter Earnings Release and Conference Call
A conference call to discuss fourth-quarter financial results and Group 1’s 2007 outlook and strategy will be held at 10 a.m. EST on Wednesday, Feb. 21.
The conference call will be simulcast live on the Internet at www.group1auto.com through the Investor Relations section. A replay will be available for 30 days.
The conference call will also be available live by dialing in 10 minutes prior to the call at: 800-218-8862 (domestic) or 303-262-2138 (international).
A telephonic replay will be available following the call through Feb. 28, by dialing: 800-405-2236 (domestic) or 303-590-3000 (international), with passcode: 11082288#.
About Group 1 Automotive, Inc.
Group 1 owns 104 automotive dealerships comprised of 143 franchises, 33 brands and 28 collision service centers in Alabama, California, Florida, Georgia, Kansas, Louisiana, Massachusetts, Mississippi, New Hampshire, New Jersey, New Mexico, New York, Oklahoma and Texas. Through its dealerships, the company sells new and used cars and light trucks; arranges related financing, vehicle service and insurance contracts; provides maintenance and repair services; and sells replacement parts.

Group 1 Automotive, Inc.
Group 1 Automotive can be reached on the Internet at www.group1auto.com.
This press release contains “forward-looking statements,” which are statements related to future, not past, events. In this context, the forward-looking statements often include statements regarding our goals, plans, projections and guidance regarding our financial position, results of operations, market position, pending and potential future acquisitions and business strategy, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks” or “will.” Any such forward-looking statements are not assurances of future performance and involve risks and uncertainties that may cause results to differ materially from those set forth in the statements. These risks and uncertainties include, among other things, (a) general economic conditions, (b) the level of manufacturer incentives, (c) the future regulatory environment, (d) our ability to obtain an inventory of desirable new and used vehicles, (e) our relationship with our automobile manufacturers and the willingness of manufacturers to approve future acquisitions, (f) our cost of financing and the availability of credit for consumers, (g) our ability to complete acquisitions and dispositions and the risks associated therewith, and (h) our ability to retain key personnel. These factors, as well as additional factors that could affect our forward-looking statements, are described in our Form 10-K under the headings “Business—Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” We urge you to carefully consider this information. We undertake no duty to update our forward-looking statements, including our earnings outlook.
FINANCIAL TABLES TO FOLLOW

Group 1 Automotive, Inc.
Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2006	2005	% Change	2006	2005	% Change
REVENUES:
New vehicle retail sales	$949,751	$883,068	7.6%	$3,787,578	$3,674,880	3.1%
Used vehicle retail sales	263,061	255,790	2.8	1,111,672	1,075,606	3.4
Used vehicle wholesale sales	78,659	82,437	(4.6)	329,669	383,856	(14.1)
Parts and service	169,133	161,687	4.6	661,936	649,221	2.0
Finance and insurance	46,457	42,379	9.6	192,629	186,027	3.5

Total revenues	1,507,061	1,425,361	5.7%	6,083,484	5,969,590	1.9%

COST OF SALES:
New vehicle retail sales	884,238	819,134	7.9%	3,515,568	3,413,513	3.0%
Used vehicle retail sales	230,104	223,458	3.0	968,264	939,436	3.1
Used vehicle wholesale sales	80,504	84,132	(4.3)	332,758	387,834	(14.2)
Parts and service	77,749	73,928	5.2	302,094	296,401	1.9

Total cost of sales	1,272,595	1,200,652	6.0%	5,118,684	5,037,184	1.6%

GROSS PROFIT	234,466	224,709	4.3%	964,800	932,406	3.5%

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	188,302	180,618	4.3%	739,765	741,471	(0.2)%

DEPRECIATION AND AMORTIZATION EXPENSE	4,754	4,405	7.9%	18,138	18,927	(4.2)%

ASSET IMPAIRMENTS	2,241	2,620	(14.5)%	2,241	7,607	(70.5)%

INCOME FROM OPERATIONS	39,169	37,066	5.7%	204,656	164,401	24.5%

OTHER INCOME (EXPENSE):
Floorplan interest expense	(11,739)	(9,999)	17.4%	(46,682)	(37,997)	22.9%
Other interest expense, net	(5,430)	(3,948)	37.5	(18,783)	(18,122)	3.5
Other income (expense), net	524	30	1,646.7	157	125	25.6

INCOME BEFORE INCOME TAXES	22,524	23,149	(2.7)%	139,348	108,407	28.5%

PROVISION FOR INCOME TAXES	7,737	6,995	10.6%	50,958	38,138	33.6%

INCOME BEFORE CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE	14,787	16,154	(8.5)%	88,390	70,269	25.8%

CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE, NET OF TAX BENEFIT OF $10,231	—	—	—	—	(16,038)	N/A

NET INCOME	$14,787	$16,154	(8.5)%	$88,390	$54,231	63.0%

DILUTED EARNINGS PER SHARE:
Income before cumulative effect of a change in accounting principle	$0.61	$0.66	(7.6)%	$3.62	$2.90	24.8%
Cumulative effect of a change in accounting principle	—	—	—	—	(0.66)	—

Net income	$0.61	$0.66	(7.6)%	$3.62	$2.24	61.6%

Weighted average diluted shares outstanding	24,063	24,465	(1.6)%	24,446	24,229	0.9%

Group 1 Automotive, Inc.
Consolidated Balance Sheets
(Dollars in thousands)

	December 31,	December 31,
	2006	2005	% Change
ASSETS:

CURRENT ASSETS:
Cash and cash equivalents	$39,313	$37,695	4.3%
Contracts in transit and vehicle receivables, net	189,004	187,769	0.7
Accounts and notes receivable, net	76,793	81,463	(5.7)
Inventories	830,628	756,838	9.7
Deferred income taxes	17,176	18,780	(8.5)
Prepaid expenses and other current assets	25,098	23,283	7.8

Total current assets	1,178,012	1,105,828	6.5
PROPERTY AND EQUIPMENT, net	230,385	161,317	42.8
GOODWILL	426,439	372,844	14.4
INTANGIBLE FRANCHISE RIGHTS	249,886	164,210	52.2
OTHER ASSETS	29,233	29,419	(0.6)

Total assets	$2,113,955	$1,833,618	15.3%

LIABILITIES AND STOCKHOLDERS’ EQUITY:

CURRENT LIABILITIES:
Floorplan notes payable — credit facility	$437,288	$407,396	7.3%
Floorplan notes payable — manufacturer affiliates	287,978	316,189	(8.9)
Current maturities of long-term debt	854	786	8.7
Accounts payable	117,536	124,857	(5.9)
Accrued expenses	97,302	119,404	(18.5)

Total current liabilities	940,958	968,632	(2.9)
LONG-TERM DEBT, net of current maturities	428,639	158,074	171.2
DEFERRED INCOME TAXES	2,787	28,862	(90.3)
OTHER LIABILITIES	27,826	25,356	9.7

Total liabilities before deferred revenues	1,400,210	1,180,924	18.6

DEFERRED REVENUES	20,905	25,901	(19.3)

STOCKHOLDERS’ EQUITY:
Common stock	252	246	2.4
Additional paid-in capital	292,278	276,904	5.6
Retained earnings	448,115	373,162	20.1
Accumulated other comprehensive income (loss)	591	(706)	(183.7)
Deferred stock-based compensation	—	(5,413)	(100.0)
Treasury stock	(48,396)	(17,400)	178.1

Total stockholders’ equity	692,840	626,793	10.5

Total liabilities and stockholders’ equity	$2,113,955	$1,833,618	15.3%

BALANCE SHEET DATA:
Working capital	$237,054	$137,196	72.8%
Current ratio	1.25	1.14	9.6

Long-term debt to capitalization	38%	20%

Inventory days supply: (1)
New vehicle	63	56	12.5%
Used vehicle	31	28	10.7

(1)	Inventory days supply equals units in inventory as of the end of the period, divided by unit sales for the month then ended, times 30 days.

Group 1 Automotive, Inc.
Additional Information — Consolidated
(Unaudited)

		Three Months Ended		Year Ended,
		December 31,		December 31,
		2006	2005	2006	2005
NEW VEHICLE UNIT SALES GEOGRAPHIC MIX:
Region	Geographic Market
Northeast	Massachusetts	11.3%	12.3%	12.5%	13.0%
	New Hampshire	3.6	0.6	3.8	0.3
	New Jersey	5.0	3.1	3.3	2.9
	New York	2.3	2.5	2.3	2.3

		22.2	18.5	21.9	18.5

Southeast	Florida	3.8	5.2	4.5	5.9
	Louisiana	3.8	8.1	5.0	5.8
	Georgia	3.6	4.2	3.8	4.8
	Mississippi	1.6	—	0.6	—
	Alabama	0.9	—	0.3	—

		13.7	17.5	14.2	16.5

Central	Texas	32.3	35.1	33.4	33.1
	Oklahoma	9.9	10.1	10.6	11.5
	New Mexico	2.0	2.1	2.1	2.6
	Colorado	—	0.3	0.2	0.8

		44.2	47.6	46.3	48.0

West	California	19.9	16.4	17.6	17.0

		100.0%	100.0%	100.0%	100.0%

NEW VEHICLE UNIT SALES BRAND MIX:
Toyota/Scion/Lexus		36.7%	31.1%	36.0%	29.2%
Ford		12.2	17.5	15.1	18.5
DaimlerChrysler		12.5	14.2	12.8	14.8
Nissan/Infiniti		12.7	10.2	11.1	10.9
Honda/Acura		11.5	10.2	10.1	9.6
GM		7.4	8.7	8.0	9.8
Other		7.0	8.1	6.9	7.2

		100.0%	100.0%	100.0%	100.0%

NEW VEHICLE UNIT OTHER MIX:
Import		54.4%	46.4%	52.6%	46.1%
Domestic		26.3	34.3	30.3	37.6
Luxury		19.3	19.3	17.1	16.3

		100.0%	100.0%	100.0%	100.0%

Car		49.0%	46.6%	49.3%	46.0%
Truck		51.0	53.4	50.7	54.0

		100.0%	100.0%	100.0%	100.0%

Group 1 Automotive, Inc.
Additional Information — Consolidated
(Unaudited)
(Dollars in thousands, except per unit amounts)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2006	2005	% Change	2006	2005	% Change
REVENUES:
New vehicle retail sales	$949,751	$883,068	7.6%	$3,787,578	$3,674,880	3.1%
Used vehicle retail sales	263,061	255,790	2.8	1,111,672	1,075,606	3.4
Used vehicle wholesale sales	78,659	82,437	(4.6)	329,669	383,856	(14.1)

Total used	341,720	338,227	1.0	1,441,341	1,459,462	(1.2)
Parts and service	169,133	161,687	4.6	661,936	649,221	2.0
Finance and insurance	46,457	42,379	9.6	192,629	186,027	3.5

Total	$1,507,061	$1,425,361	5.7%	$6,083,484	$5,969,590	1.9%

GROSS MARGIN:
New vehicle retail sales	6.9%	7.2%		7.2%	7.1%
Used vehicle retail sales	12.5	12.6		12.9	12.7
Used vehicle wholesale sales	(2.3)	(2.1)		(0.9)	(1.0)

Total used	9.1	9.1		9.7	9.1
Parts and service	54.0	54.3		54.4	54.3
Finance and insurance	100.0	100.0		100.0	100.0

Total	15.6%	15.8%		15.9%	15.6%

GROSS PROFIT:
New vehicle retail sales	$65,513	$63,934	2.5%	$272,010	$261,367	4.1%
Used vehicle retail sales	32,957	32,332	1.9	143,408	136,170	5.3
Used vehicle wholesale sales	(1,845)	(1,695)	(8.8)	(3,089)	(3,978)	22.3

Total used	31,112	30,637	1.6	140,319	132,192	6.1
Parts and service	91,384	87,759	4.1	359,842	352,820	2.0
Finance and insurance	46,457	42,379	9.6	192,629	186,027	3.5

Total	$234,466	$224,709	4.3%	$964,800	$932,406	3.5%

UNITS SOLD:
Retail new vehicles sold	31,605	29,199	8.2%	129,198	126,108	2.5%
Retail used vehicles sold	15,992	15,777	1.4	67,868	68,286	(0.6)
Wholesale used vehicles sold	11,083	10,969	1.0	45,706	50,489	(9.5)

Total used	27,075	26,746	1.2%	113,574	118,775	(4.4)%

GROSS PROFIT PER UNIT SOLD:
New vehicle retail sales	$2,073	$2,190	(5.3)%	$2,105	$2,073	1.5%
Used vehicle retail sales	2,061	2,049	0.6	2,113	1,994	6.0
Used vehicle wholesale sales	(166)	(155)	(7.1)	(68)	(79)	13.9
Total used	1,149	1,145	0.3	1,235	1,113	11.0
Finance and insurance (per retail unit)	976	942	3.6	977	957	2.1

OTHER:
SG&A expenses	$188,302	$180,618	4.3%	$739,765	$741,471	(0.2)%
SG&A as % revenues	12.5%	12.7%		12.2%	12.4%
SG&A as % gross profit	80.3%	80.4%		76.7%	79.5%
Operating margin	2.6%	2.6%		3.4%	2.8%
Pretax income margin	1.5%	1.6%		2.3%	1.8%

Floorplan interest	$(11,739)	$(9,999)	17.4%	$(46,682)	$(37,997)	22.9%
Floorplan assistance	9,602	8,083	18.8	38,129	35,610	7.1

Net floorplan (expense) income	$(2,137)	$(1,916)	11.5%	$(8,553)	$(2,387)	258.3%

Group 1 Automotive, Inc.
Additional Information — Same Store(1)
(Unaudited)
(Dollars in thousands, except per unit amounts)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2006	2005	% Change	2006	2005	% Change
REVENUES:
New vehicle retail sales	$841,758	$866,722	(2.9)%	$3,542,274	$3,578,174	(1.0)%
Used vehicle retail sales	238,311	248,519	(4.1)	1,058,082	1,037,638	2.0
Used vehicle wholesale sales	70,478	79,635	(11.5)	309,502	367,412	(15.8)

Total used	308,789	328,154	(5.9)	1,367,584	1,405,050	(2.7)
Parts and service	156,344	155,338	0.6	635,423	623,654	1.9
Finance and insurance	41,769	41,284	1.2	182,206	180,582	0.9

Total	$1,348,660	$1,391,498	(3.1)%	$5,727,487	$5,787,460	(1.0)%

GROSS MARGIN:
New vehicle retail sales	6.9%	7.3%		7.2%	7.1%
Used vehicle retail sales	12.6	12.6		13.0	12.6
Used vehicle wholesale sales	(2.7)	(1.9)		(1.1)	(0.8)

Total used	9.1	9.1		9.8	9.1
Parts and service	53.8	54.4		54.2	54.5
Finance and insurance	100.0	100.0		100.0	100.0

Total	15.7%	15.7%		16.0%	15.6%

GROSS PROFIT:
New vehicle retail sales	$58,056	$63,034	(7.9)%	$254,935	$255,780	(0.3)%
Used vehicle retail sales	30,086	31,247	(3.7)	137,115	131,234	4.5
Used vehicle wholesale sales	(1,909)	(1,528)	(24.9)	(3,379)	(3,121)	(8.3)

Total used	28,177	29,719	(5.2)	133,736	128,113	4.4
Parts and service	84,126	84,484	(0.4)	344,658	339,599	1.5
Finance and insurance	41,769	41,284	1.2	182,206	180,582	0.9

Total	$212,128	$218,521	(2.9)%	$915,535	$904,074	1.3%

UNITS SOLD:
Retail new vehicles sold	27,496	28,606	(3.9)%	119,912	122,484	(2.1)%
Retail used vehicles sold	14,564	15,279	(4.7)	64,874	65,689	(1.2)
Wholesale used vehicles sold	9,760	10,539	(7.4)	42,500	48,022	(11.5)

Total used	24,324	25,818	(5.8)%	107,374	113,711	(5.6)%

GROSS PROFIT PER UNIT SOLD:
New vehicle retail sales	$2,111	$2,204	(4.2)%	$2,126	$2,088	1.8%
Used vehicle retail sales	2,066	2,045	1.0	2,114	1,998	5.8
Used vehicle wholesale sales	(196)	(145)	(35.2)	(80)	(65)	(23.1)
Total used	1,158	1,151	0.6	1,246	1,127	10.6
Finance and insurance (per retail unit)	993	941	5.5	986	960	2.7

OTHER:
SG&A expenses	$171,182	$175,022	(2.2)%	$708,059	$708,814	(0.1)%
SG&A as % revenues	12.7%	12.6%		12.4%	12.2%
SG&A as % gross profit	80.7%	80.1%		77.3%	78.4%
Operating margin	2.6%	2.8%		3.3%	3.0%

Floorplan interest	$(10,460)	$(9,543)	9.6%	$(43,947)	$(36,062)	21.9%
Floorplan assistance	8,608	7,986	7.8	35,971	34,539	4.1

Net floorplan (expense) income	$(1,852)	$(1,557)	18.9%	$(7,976)	$(1,523)	423.7%

(1)	Same store amounts include the results for the identical months in each period presented in the comparison, commencing with the first month we owned the dealership and, in the case of dispositions, ending with the last month we owned it. Same store results also include the activities of the corporate office, but exclude the results of our two New Orleans dealerships that were closed as a result of Hurricane Katrina in August of 2005.

Group 1 Automotive, Inc.
Reconciliation of Certain Non-GAAP Financial Measures
(Unaudited)
(Dollars in thousands, except per share amounts)

	Net Income			Diluted Earnings per Share
	Q4 2006	Q4 2005	% Change	Q4 2006	Q4 2005	% Change
Q4 2006 vs. Q4 2005 RECONCILIATION:
As reported	$14,787	$16,154	(8.5)%	$0.61	$0.66	(7.6)%
Adjustments: (1)
Asset impairments	1,470	1,829		0.06	0.07
Deferred tax adjustments	—	(1,908)		—	(0.08)

Adjusted (2)	$16,257	$16,075	1.1%	$0.67	$0.65	3.1%

	Net Income			Diluted Earnings per Share
	2006	2005	% Change	2006	2005	% Change
YTD 2006 vs. YTD 2005 RECONCILIATION:
As reported	$88,390	$54,231	63.0%	$3.62	$2.24	61.6%
Cumulative effect of a change in accounting principle	—	16,038		—	0.66

Subtotal	88,390	70,269	25.8%	3.62	2.90	24.8%
Adjustments: (1)
Asset impairments	1,421	4,929		0.06	0.20
Deferred tax adjustments	—	(1,908)		—	(0.08)

Adjusted (2)	$89,811	$73,290	22.5%	$3.68	$3.02	21.9%

(1)	Other adjustments, such as the impact of the change in accounting to SFAS 123(R) and lease exit costs associated with the DMS conversion, have been excluded from this presentation as they were included in our previously communicated earnings guidance.

(2)	Adjusted net income and adjusted diluted earnings per share means net income or diluted earnings per share, as the case may be, plus the adjustments noted above. We use adjusted net income and adjusted diluted earnings per share in our evaluation of the performance of the company, as we believe that they provide additional information regarding the performance of our operations. We believe the presentation of these measures is relevant and useful to investors because they improve period-to-period comparability and are more reflective of our operating performance. Neither of these measures is a measure of financial performance under GAAP. Accordingly, they should not be considered as substitutes for net income or diluted earnings per share prepared in accordance with GAAP. Although we find these non-GAAP results useful in evaluating the performance of our business, our reliance on these measures is limited because the adjustments often have a material impact on our net income and diluted earnings per share calculated in accordance with GAAP. Therefore, we typically use these adjusted numbers in conjunction with our GAAP results to address these limitations.